®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FOURTH QUARTER AND CALENDAR YEAR 2009 FINANCIAL RESULTS AND CORPORATE
HIGHLIGHTS

-Conference Call Today at 9:00 a.m. EDT-

ATLANTA, GA – March 23, 2010 — Inhibitex, Inc. (NASDAQ:INHX) today announced its financial results for the fourth quarter and year ended December 31, 2009 and provided an update on various corporate developments.

“We are proud of our many accomplishments in 2009 and enter 2010 well-positioned for what we believe will be a transformational year for Inhibitex,” stated Russell H. Plumb, President and CEO of Inhibitex, Inc. “Our Phase II trial of FV-100, which we are developing for the treatment of shingles, passed the midway point in enrollment last month. Pfizer recently advanced a staphylococcal vaccine that contains one of our proprietary antigens into clinical development. We anticipate that INX-189, a nucleotide polymerase inhibitor that we are developing to treat chronic hepatitis C infections, will also enter clinical development in the first half of this year. Over the next twelve months, we intend to complete human proof-of-concept trials for both FV-100 and INX-189. Finally, due to a $23 million financing transaction in the fourth quarter of 2009, we believe that we are adequately funded to achieve these near-term development goals and support our planned operations into 2012.”

Fourth Quarter 2009 Financial Results

As of December 31, 2009, the Company held $37.9 million in cash, cash equivalents and short-term investments. The Company had a net loss for the fourth quarter of 2009 of $4.7 million, as compared to a net loss of $3.5 million in the fourth quarter of 2008. Basic and diluted net loss per share was $0.08 for the fourth quarter of both 2009 and 2008. The increase in net loss in the fourth quarter of 2009 was the result of higher research and development expense, lower revenues from a collaborative license and development agreement and lower net interest income, offset in part by a reduction in general and administrative expense.

Revenue decreased to $0.3 million in the fourth quarter of 2009 from $0.8 million in the fourth quarter of 2008. The $0.5 million decrease was primarily the result of upfront license fees received by the Company in 2007 and 2008 being fully amortized to revenue as of the end of 2008, and to a lesser extent, lower periodic research-associated support fees received by the Company in 2009.

Research and development expense increased to $4.3 million in the fourth quarter of 2009 from $3.6 million in the fourth quarter of 2008, primarily due to a $0.9 million increase in direct costs incurred in connection with the clinical development of FV-100 and the preclinical development of INX-189, offset in part by a $0.2 million decrease in non-direct expenses.

General and administrative expense decreased to $0.7 million in the fourth quarter of 2009 from $1.0 million in the fourth quarter of 2008. The decrease of $0.3 million was primarily the result of a reduction in insurance premiums and other various recurring expenses.
Year End 2009 Financial Results

For the year ended December 31, 2009, the Company reported a net loss of $17.6 million, as compared to $13.2 million for 2008. Basic and diluted net loss per share for the year ended December 31, 2009 was $0.38, as compared to $0.31 for 2008. The increase in net loss and net loss per share in 2009 was primarily the result of higher research and development expense associated with the clinical development of FV-100 and the preclinical development of the Company’s HCV nucleotide polymerase inhibitor program, including INX-189, lower revenues from a collaborative license and development agreement and lower net interest income, offset in part by a reduction in general and administrative expense.
Recent Corporate Developments

FV-100- In January 2010, the Company announced that the independent Data Safety Monitoring Board (DSMB) responsible for reviewing data from the Company’s ongoing Phase II clinical trial of FV-100 met, as scheduled, in early December 2009 after the Company had provided it with complete 30-day follow-up data on the first quartile of patients enrolled in the trial. Based upon its review, the DSMB unanimously recommended that the trial should continue, as originally designed, without modification. The Company anticipates that an interim analysis and a DSMB review of the complete 30-day follow-up data on the first half (50%) of patients enrolled in the trial will be completed shortly. Top-line data from this trial is anticipated in the fourth quarter of 2010.

INX-189- In January 2010, the Company announced it had completed the requisite Good Laboratory Practices (GLP) preclinical studies to support the filing of an investigational new drug application (IND) for INX-189. Based on the results of these studies, an IND and, subject to FDA review, initiation of a Phase I clinical trial of INX-189, continue to be anticipated in the first half of 2010.

Staphylococcal Vaccine - In January 2010, the Company announced that its licensee and collaborator, Pfizer, Inc., had initiated recruitment for a randomized, double-blind Phase I clinical trial to evaluate the safety, tolerability, and immunogenicity of three ascending dose levels of a 3-antigen Staphylococcus aureus (S. aureus) vaccine (SA3Ag) in 408 healthy adults. The vaccine contains an antigen originating from the Company’s proprietary MSCRAMM® protein platform. Pfizer is responsible for all clinical development, manufacturing and marketing of the vaccine. The Company received a payment of $0.7 million upon the achievement of this milestone and is eligible to receive future regulatory milestones, as well as royalties on any future net sales.

Financial Guidance

The Company provided financial guidance for 2010 based upon the status of its development programs and its clinical development plans for FV-100 and INX-189. The Company currently anticipates that it will have between $14-$15 million in cash, cash equivalents and short-term investments on hand at the end of 2010, and that it has sufficient financial resources to support its planned operations into 2012. This guidance assumes that the Company completes its ongoing Phase II proof of concept trial of FV-100 in 2010 and completes Phase I clinical trials of INX-189 as planned. This estimate does not include the direct costs associated with continuing the clinical development of FV-100 or INX-189 beyond these ongoing or planned clinical trials, or the impact of any other significant transaction or change in strategy or development plans in the future.

Financial guidance involves a high level of uncertainty and is subject to numerous assumptions and factors. These factors include, but are not limited to: the funding requirements and time it may take to conduct preclinical research, formulate and manufacture clinical trial materials and conduct clinical trials; the ability to enroll subjects or patients in clinical trials on a timely basis, if at all, and whether the results of these clinical trials are favorable; receiving regulatory approvals on a timely basis to proceed with the clinical development of a drug candidate; the cost of filing, prosecuting and enforcing patents or other intellectual property rights; changes in the Company’s strategy or development plans in the future; and the level of general and administrative expenses needed to support the Company’s business strategy and its publicly-traded status. In addition, the financial guidance does not consider or reflect the potential financial or operating impact of any additional alliances, licensing or collaboration agreements, or other similar transactions that may occur in the future.
Conference Call and Webcast Information

Russell H. Plumb, President and Chief Executive Officer of Inhibitex, and other members of management will review the Company’s fourth quarter and year end 2009 operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EDT. To access the conference call, dial (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available from 11:00 a.m. EDT on March 24 until April 23, 2010 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference id # 346800. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Shingles and FV-100

The Company is developing FV-100 to treat herpes zoster, also commonly referred to as shingles. Shingles is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that more than 2.5 million new cases of shingles occur each year. Shingles is generally characterized by skin lesions, acute infection-related pain, and in many cases, post herpetic neuralgia (PHN), a painful and sometimes debilitating complication that can last for months or possibly years. While shingles can develop in adolescents or adults of any age, it occurs predominantly in individuals 40 years of age and older.

Published in vitro studies have demonstrated that FV-100, an orally available bicyclic nucleoside analogue, is significantly more potent against VZV, and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics, plus a favorable pharmacokinetic profile in Phase I studies, supports the potential of FV-100 as a highly potent, once-daily oral therapy to reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN.

About HCV and INX-189

Hepatitis C is a disease of the liver caused by the hepatitis C virus (HCV). It is estimated that approximately 4 million Americans and 170 million individuals worldwide are infected with HCV, the majority of which are chronic infections that can cause liver disease, cirrhosis and cancer, and is the leading cause of liver transplants in the United States.

Inhibitex is developing a series of proprietary phosphoramidates, or protides, of nucleoside inhibitors that target the RNA-dependent RNA polymerase (NS5b) of HCV. Protides are designed to by-pass the rate limiting first step in the creation of nucleoside triphosphate, which is the active form that inhibits the virus. The Company believes that its protides possess several pharmacological advantages over nucleosides alone and potentially other nucleotide prodrugs, including greater potency, a rapid conversion into its active form in the liver and potentially less toxicity due to reduced systemic exposure of the nucleoside. INX-189, the Company’s lead compound from this series, is a protide of a 2’-C-methylguanosine analogue that the Company believes is the most potent HCV nucleotide polymerase inhibitor described in the literature to date. The Company believes the results of preclinical studies of INX-189 to date support its potential as a highly potent, once-per-day oral therapy highly amenable to combination with other antivirals for the treatment of patients with chronic hepatitis C infection.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, INX-189 and other HCV nucleotide inhibitors in preclinical development, the Company has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of staphylococcal vaccines.

For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the anticipated time in which the ongoing Phase II clinical trial of FV-100 and its interim analysis will be completed; the potential for FV-100 to be dosed once-per-day and reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN; the Company’s belief that its HCV protides possess several pharmacological advantages over nucleosides alone and potentially other nucleotide prodrugs; the results of recent preclinical studies of INX-189 supporting its potential as a highly potent, once-per-day oral therapy highly amenable to combination with other antivirals for the treatment of patients with chronic hepatitis C infection; the Company’s plan to file an investigational new drug application and initiate clinical trials for INX-189 in the first half of 2010; the Company’s plan to complete human proof of concept trials of both FV-100 and INX-189; the amount of cash, cash equivalents and short-term investments that the Company expects to have on hand at the end of 2010; and the belief that a recent financing supports the clinical development of both FV-100 and INX-189 through their respective clinical proof of concept trials and the Company’s planned operations into 2012, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: either the Company, the FDA, or an investigational review board suspending or terminating the clinical development of FV-100 for lack of safety, manufacturing issues or other clinical reasons; FV-100 not demonstrating sufficient efficacy in reducing the incidence and severity of shingles-related symptoms, including acute pain and PHN, to be clinically relevant or commercially viable; the Company not obtaining regulatory approval on a timely basis, or at all, to advance the development of INX-189 into planned clinical trials; the results of ongoing or future preclinical or clinical studies of INX-189 not supporting its further development for lack of safety or other clinical reasons, or demonstrating any significant benefits over nucleosides alone or other nucleotide prodrugs; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; maintaining expenses, revenues and other cash expenditures substantially in line with planned or anticipated levels; Pfizer not terminating or revising its license and collaboration agreement with the Company; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2009 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, June 30, 2009 and September 30, 2009, as filed with the SEC on May 13, 2009, August 12, 2009 and November 13, 2009, respectively. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$11,290,332	$11,507,137
Short-term investments	26,625,496	21,634,880
Prepaid expenses and other current assets	831,196	621,797
Accounts receivable	61,062	108,558

Total current assets	38,808,086	33,872,372
Property and equipment, net	1,621,392	2,328,707
Other long-term assets.............................................................	40,290	31,876

Total assets	$40,469,768	$36,232,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,590,804	$1,276,215
Accrued expenses	1,537,637	1,001,047
Current portion of notes payable	78,125	312,500
Current portion of capital lease obligations	207,100	254,291
Current portion of deferred revenue	191,667	441,667
Other current liabilities	202,531	224,922

Total current liabilities	3,807,864	3,510,642
Long-term liabilities:
Notes payable, net of current portion	546,875	390,625
Capital lease obligations, net of current portion	180,792	387,892
Deferred revenue, net of current portion	87,500	237,500
Other liabilities, net of current portion	1,096,629	1,279,994

Total long-term liabilities	1,911,796	2,296,011

Total liabilities	5,719,660	5,806,653
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2009 and December 31, 2008; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 and 75,000,000 shares authorized at December 31, 2009 and December 31, 2008, respectively; 61,559,782 and 43,380,570 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	61,560	43,381
Common stock warrants	12,133,216	13,742,630
Accumulated other comprehensive (loss) income	8,977	111,450
Additional paid-in capital	267,432,572	243,825,057
Accumulated deficit	(244,886,217)	(227,296,216)

Total stockholders’ equity	34,750,108	30,426,302

Total liabilities and stockholders’ equity	$40,469,768	$36,232,955

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
License fees and milestones.	$37,500	$412,500	$150,000	$1,650,000
Collaborative research and development	250,000	375,000	1,000,000	1,500,000
Grants and other revenue	—	—	—	—

Total revenue	287,500	787,500	1,150,000	3,150,000
Operating expense:
Research and development .	4,269,994	3,566,097	15,393,066	12,548,430
General and administrative .....	711,574	991,936	3,551,682	5,075,048

Total operating expense	4,981,568	4,558,033	18,944,748	17,623,478

Loss from operations	(4,694,068)	(3,770,533)	(17,794,748)	(14,473,478)
Other income (expense) , net	(3,099)	68,094	36,535	87,651
Interest income, net	3,844	153,402	168,212	1,224,584

Net loss ..............................	$(4,693,323)	$(3,549,037)	$(17,590,001)	$(13,161,243)

Basic and diluted net loss per Share	$(0.08)	$(0.08)	$(0.38)	$(0.31)

Weighted average shares used to compute basic and diluted net loss per share	56,056,996	43,379,164	46,664,811	43,090,432

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